UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2010

THE AMACORE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27889	59-3206480
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Maitland Promenade 1, 485 North Keller Road, Suite 450, Maitland, Florida	32751
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (407) 805-8900

_______________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 8.01.                      Other Events.

On July 9, 2010, The Amacore Group, Inc. (the “Company”) shut down its U.S. Health Benefits Group Division (“USHBG”). USHBG has historically operated as an inbound lead generation telemarketing operation primarily marketing major and limited medical benefit plans. For the year ending December 2008, USHBG had revenues of $4.2 million and a net loss of $6.7 million.  For the year ended December 2009, USHBG had revenues of $4.2 million and a net loss of $5.4 million.  Factors that led to this decision were the continued operating losses of the division and the increased operating cash requirements of the division due to recent contract terminations.

All employees of USHBG all independent sales agents have been terminated.  The Company has made severance payments to such employees and agents of approximately $60,000.  Currently, the Company is negotiating the termination and severance for USHBG’s president.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AMACORE GROUP, INC.

Date: July 21, 2010	By: /s/ Jay Shafer
Name: Jay Shafer
Title: Chief Executive Officer and Director